Filed Pursuant to Rule 433

Registration Nos. 333-222005

333-222005-01

SHELL INTERNATIONAL FINANCE B.V.

3.500% Guaranteed Notes due 2023

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 7, 2018

US$1,000,000,000 3.500% Guaranteed Notes due 2023:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.500% Guaranteed Notes due 2023 (the “2023 Notes”)

Total principal amount being issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc. AA-/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2023 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 13, 2018

Guarantee:	Payment of the principal of and interest on the 2023 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 13, 2023

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.500% per annum

Date interest starts accruing:	November 13, 2018

Interest payment dates:	May 13 and November 13 of each year, subject to the Day Count Convention.

First interest payment date:	May 13, 2019

Benchmark Treasury:	2.875% due October 31, 2023

Benchmark Treasury yield:	3.062%

Spread to Benchmark Treasury:	53 bps

Yield to maturity:	3.592%

Selling concession:	0.072%

Reallowance:	0.048%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2023 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 28 and October 29 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2023 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2023 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2023 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2023 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to October 13, 2023 (the date which is one month prior to the maturity date of the 2023 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption. On or after October 13, 2023, redemption at any time at 100% of the principal amount of the 2023 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2023 Notes in one or more transactions subsequent to the original issue date of the 2023 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 Notes issued pursuant to the prospectus supplement. These additional 2023 Notes will be deemed part of the same series as the 2023 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2023 Notes the right to vote together with holders of the 2023 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.582%; Total: $995,820,000

Proceeds, before expenses, to Issuer:	Per Note: 99.462%; Total: $994,620,000

Underwriters:	Barclays Capital Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC UBS Securities LLC

CUSIP Number:	822582 BZ4

ISIN:	US822582BZ43

SHELL INTERNATIONAL FINANCE B.V.

3.875% Guaranteed Notes due 2028

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 7, 2018

US$1,500,000,000 3.875% Guaranteed Notes due 2028:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.875% Guaranteed Notes due 2028 (the “2028 Notes”)

Total principal amount being issued:	US$1,500,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc. AA-/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2028 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 13, 2018

Guarantee:	Payment of the principal of and interest on the 2028 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 13, 2028

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.875% per annum

Date interest starts accruing:	November 13, 2018

Interest payment dates:	May 13 and November 13 of each year, subject to the Day Count Convention.

First interest payment date:	May 13, 2019

Benchmark Treasury:	2.875% due August 15, 2028

Benchmark Treasury yield:	3.219%

Spread to Benchmark Treasury:	75 bps

Yield to maturity:	3.969%

Selling concession:	0.12%

Reallowance:	0.08%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2028 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 28 and October 29 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2028 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2028 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2028 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2028 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to August 13, 2028 (the date which is three months prior to the maturity date of the 2028 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. On or after August 13, 2028, redemption at any time at 100% of the principal amount of the 2028 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2028 Notes in one or more transactions subsequent to the original issue date of the 2028 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2028 Notes issued pursuant to the prospectus supplement. These additional 2028 Notes will be deemed part of the same series as the 2028 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2028 Notes the right to vote together with holders of the 2028 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.230%; Total: $1,488,450,000

Proceeds, before expenses, to Issuer:	Per Note: 99.030%; Total: $1,485,450,000

Underwriters:	Barclays Capital Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC UBS Securities LLC

CUSIP Number:	822582 CB6

ISIN:	US822582CB65

SHELL INTERNATIONAL FINANCE B.V.

Floating Rate Guaranteed Notes due 2023

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 7, 2018

US$500,000,000 Floating Rate Guaranteed Notes due 2023

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	Floating Rate Guaranteed Notes due 2023 (the “2023 Floating Rate Notes”)

Total principal amount being issued:	US$500,000,000

Guarantor Credit Ratings*:	Aa2 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Denominations:	The 2023 Floating Rate Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 13, 2018

Guarantee:	Payment of the principal of and interest on the 2023 Floating Rate Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 13, 2023

Day count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on November 7, 2018, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR or any Alternative Rate or Successor Rate, as applicable, as determined on the applicable Interest Determination Date, plus the Spread or Adjustment Spread, as applicable. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date interest starts accruing:	November 13, 2018

Interest Payment Dates:	February 13, May 13, August 13 and November 13 of each year, subject to the Day Count Convention.

First interest payment date:	February 13, 2019

Spread:	40 bps

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on November 13, 2018, and will end on, but not include, the first Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2023 Floating Rate Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The fifteenth calendar day preceding the relevant Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2023 Floating Rate Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2023 Floating Rate Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2023 Floating Rate Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	There is no optional make-whole redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2023 Floating Rate Notes in one or more transactions subsequent to the original issue date of the 2023 Floating Rate Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 Floating Rate Notes issued pursuant to the prospectus supplement. These additional 2023 Floating Rate Notes will be deemed part of the same series as the 2023 Floating Rate Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2023 Floating Rate Notes the right to vote together with holders of the 2023 Floating Rate Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 100%; Total: $500,000,000

Proceeds, before expenses, to Issuer:	Per Note: 99.88%; Total: $499,400,000

Underwriters:	Barclays Capital Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC UBS Securities LLC

CUSIP Number:	822582 CA8

ISIN:	US822582CA82

Calculation Agent:	Deutsche Bank Trust Company Americas

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the ICE Benchmark Administration Limited (or any successor administrator of LIBOR) for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the 2023 Floating Rate Notes shall be conclusive and binding on the holders of 2023 Floating Rate Notes, ROYAL DUTCH SHELL PLC, SHELL INTERNATIONAL FINANCE B.V. and the trustee, absent manifest error.

LIBOR Discontinuation:	Notwithstanding the foregoing, if SHELL INTERNATIONAL FINANCE B.V. determines in its sole discretion that a Benchmark Event has occurred in relation to U.S. dollar LIBOR when the rate of interest for the 2023 Floating Rate Notes (or component part thereof) remains to be determined by reference to U.S. dollar LIBOR then any Successor Rate, Alternative Rate or Adjustment Spread shall be determined as described in the preliminary prospectus supplement under “Description of Notes—General.”

* * * * * * * *

*

Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2023 Notes, the 2028 Notes and the 2023 Floating Rate Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

**

Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2023 Notes, the 2028 Notes or the 2023 Floating Rate Notes on the date of pricing will be required, by virtue of the fact that the 2023 Notes, the 2028 Notes and the 2023 Floating Rate Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2023 Notes, the 2028 Notes and the 2023 Floating Rate Notes who wish to trade such notes on the date of pricing of the notes sold in this offering should consult their own advisor.

The Issuer estimates that the expenses in connection with the offering of the 2023 Notes, the 2028 Notes and the 2023 Floating Rate Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$363,600
Printing	14,500
Legal Fees and Expenses	140,000
Accounting Fees and Expenses	40,000
NYSE Listing Fees	75,000
Trustee’s Fees and Expenses	10,000

Total	$643,100

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or emailing barclaysprospectus@broadridge.com , or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, or by calling Morgan Stanley & Co. LLC toll-free at 1-888-718-1649, or by calling UBS Securities LLC at 1-888-827-7275.